Exhibit 10.6

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is entered into effective as of the effective date set forth on the signature page to this Agreement (“Effective Date”) by and between AutoWeb, Inc., a Delaware corporation (“Company”), and the individual identified as the consultant on the signature page to this Agreement (“Consultant”).

Background

The Company is engaged in the business of providing internet marketing services for the automotive industry. Consultant was formerly employed by the Company as its EVP, Chief Financial Officer and voluntarily resigned her positions at, and employment with, the Company and its affiliated entities effective as of April 12, 2018 (“Employment Termination Date”) in order to take a position with another company. The Company wishes to engage Consultant to provide the transition services described herein on a consulting basis, and Consultant wishes to be engaged to provide such transition services.

In consideration of the covenants and agreements set forth herein, the parties hereto agree as follows.

ARTICLE I
CONSULTING SERVICES

1.1
Consulting Services. The Company hereby engages Consultant to perform the transition services (“Consulting Services”) set forth on the Consulting Services Schedule attached hereto as Exhibit A (“Consulting Services Schedule”), and Consultant hereby accepts the engagement, upon the terms and conditions hereinafter set forth. The parties acknowledge that in deciding to engage Consultant, the Company has relied solely on the experience, expertise and reputation of Consultant. All Consulting Services are to be provided solely by the Consultant and no other employees of or contractors for Consultant.

1.2
Term. The engagement of Consultant hereunder shall commence effective as of the Effective Date and shall continue until and including April 11, 2019 (“Agreement Expiration Date”). This Agreement may be terminated prior to the Agreement Expiration Date (i) by Consultant for any reason, with or without cause, upon thirty (30) days prior written notice to Company; or (ii) by either party by reason of a material breach of this Agreement by the other party upon thirty (30) days prior written notice detailing the breach by the breaching party and breaching party fails to cure such breach within thirty (30) days following such written notice. The period commencing with the Effective Date and ending on the earlier of (i) the Agreement Expiration Date and (ii) the effective date of any termination of this Agreement by a party prior to the Agreement Expiration Date in accordance with the provisions of this Section 1.2 is referred to herein as the “Consulting Term.” The provisions of Sections 1.5, Articles III and IV shall survive any termination of this Agreement.

1.3
Standards of Care and Conduct. In the performance of the Consulting Services under this Agreement, Consultant shall adhere to those fiduciary standards, ethical practices and standards of care and competence which are customary for professionals rendering consulting and advisory services of the type provided for in this Agreement. In performing the Consulting Services, Consultant shall comply with (i) all applicable laws, rules, regulations and order; (ii) reasonable instructions and directions from the Company; and (iii) the Company’s Code of Conduct and other similar policies. Consultant shall avoid engaging in any consulting, employment or other business arrangements with third parties that may constitute or give rise to a conflict of interest with respect to the Company’s engagement of Consultant or in the provision of the Consulting Services. Consultant represents and warrants to the Company that Consultant currently does not have any such arrangements that constitute or may give rise to a conflict of interest, and Consultant shall disclose to Company any proposed arrangements that constitute or may give rise to a conflict of interest conflicts of interest prior to entering into any such arrangement. The Company may at its discretion (i) request Consultant to terminate any arrangement that the Company believes does or may constitute a conflict of interest for Consultant in connection with Consultant’s engagement by the Company or in the performance of the Consulting Services; or (ii) if Consultant does not terminate such arrangement, terminate this Agreement. Consultant represents and warrants that Consultant’s entering into this Agreement and performing the Consulting Services will not conflict with or constitute a breach of any other agreements or obligations Consultant has with or to any third party.

1.4
Independent Contractor.

(a)
Consultant will perform all Consulting Services as an independent contractor and not as an employee of the Company. Consultant acknowledges and agrees that Consultant is a self-employed independent contractor and that nothing in this Agreement shall be considered to create an employer-employee relationship between the Company and Consultant. Consultant is not eligible to receive and will not receive or participate in any compensation or employee benefit plans or arrangements of any type in which employees of the Company may participate, including but not limited to, any (i) retirement, pension, savings, profit-sharing or other similar plans or arrangements; (ii) any stock option, stock purchase or other equity participation plans or arrangements; (iii) any long-term or short-term bonus or other compensation plans or arrangements; (iv) sick pay, paid non-working holidays, or paid vacations or leave days; (v) overtime; (vi) any life, accident, disability, health or dental insurance or reimbursement plans or arrangements; and (vii) workers’ compensation. If Consultant is found, by a court of competent jurisdiction to be an “employee” of the Company, notwithstanding the foregoing, and to the extent permitted by applicable law, rule, regulation or order, Consultant voluntarily waives any and all rights, if any, to all such compensation or benefits.

(b)
As an independent contractor, Consultant is solely responsible for the payment of any and all self-employment taxes and/or assessments imposed on account of the payment of compensation to, or the performance of the Consulting Services by, Consultant pursuant to this Agreement, including, without limitation, any state, federal or foreign unemployment insurance tax, income tax, Social Security (FICA) payments, and disability insurance taxes. The Company shall not, by reason of Consultant's status as an independent contractor and the representations contained herein, make any withholdings or payments of said taxes or assessments with respect to compensation paid Consultant hereunder; provided, however, that if required by law or any governmental agency, the Company shall withhold any such taxes or assessments from the compensation due Consultant, and any such withholding shall be for Consultant's account and shall not be reimbursed by the Company to Consultant. Consultant expressly agrees to treat any compensation earned under this Agreement as self-employment income for federal and state tax purposes, and to make all payments of federal and state income taxes, unemployment insurance taxes, and disability insurance taxes as, when, and to the extent the same may become due and payable with respect to such self-employment compensation earned under this Agreement.

(c)
Consultant is not an agent of the Company. Unless otherwise directed by the Company in writing, Consultant is not authorized to (i) waive any right or to incur, assume, or create any debt, obligation, contract, or release of any kind whatsoever in the name or on behalf of the Company or any affiliated entity nor (ii) to hold Consultant out as an employee or agent of the Company or any affiliated entity or to make any statement or representation that Consultant has any such authority.

(d)
Consultant shall maintain adequate general liability, errors and omissions and other insurance covering Consultant as required by applicable law, rule or regulation (e.g., workers’ compensation).

(e)
Consultant represents and warrants to the Company that Consultant is authorized to provide the Consulting Services under applicable laws, rules and regulations.

(f)
Consultant shall comply with all applicable laws, rules and regulations in the performance of the Consulting Services, and on request, Consultant shall furnish the Company with appropriate assurances or certificates of compliance.

(e)
Consultant shall retain the right to determine the method, details and means of performing the Consulting Services.
1.5
Indemnification.

(a)
Each party to this Agreement will defend, indemnify and hold harmless the other party and each of its parent company, affiliate companies, officers, directors, employees and agents against and in respect of any loss, debt, liability, damage, obligation, claim, demand, fines, penalties, forfeitures, judgment, or settlement of any nature or kind, known or unknown, liquidated or unliquidated, including without limitation all reasonable costs and expenses incurred (legal, accounting or otherwise) (collectively, “Damages”) arising out of, resulting from or based upon any claim, action or proceeding by any third party, including any governmental or regulatory body, alleging facts or circumstances constituting a breach of the obligations, representations or warranties of the indemnifying party set forth in this Agreement.

(b)
If a party entitled to indemnification under this Section 1.5 (an “Indemnified Party”) makes an indemnification request to the other party, the Indemnified Party shall permit the other party (the “Indemnifying Party”) to control the defense and disposition or settlement of the matter at its own expense; provided, however, that the Indemnifying Party may not enter into any settlement thereof with the Indemnified Party’s prior written consent (not to be unreasonably withheld or delayed) unless the Indemnified Party is fully and unconditionally released from such claims without any admission of liability and the Indemnified Party is not subject to any injunctive or other equitable relief or other obligations. The Indemnified Party shall be permitted to participate in such defense and represent itself at its own expense with counsel of its own choosing. The Indemnified Party shall notify the Indemnifying Party promptly of any claim for which Indemnifying Party is responsible and shall cooperate with the Indemnifying Party in every commercially reasonable way to facilitate defense of any such claim; provided that the Indemnified Party’s failure to notify Indemnifying Party shall not diminish Indemnifying Party’s obligations under this Section 1.5 except to the extent that Indemnifying Party is materially prejudiced as a result of such failure.

ARTICLE II
CONSULTING CONSIDERATION AND EXPENSES

2.1
Consulting Consideration. In consideration for the performance of the Consulting Services, Consultant shall receive the consideration set forth on the Consulting Services Schedule (“Consulting Consideration”).

2.2
Expenses. Except as may otherwise be set forth on the Consulting Services Schedule, (i) the Consulting Consideration includes any and all costs, fees and expenses which may be incurred by Consultant in its performance of the Consulting Services; and (ii) Consultant shall not be reimbursed for any costs or expenses unless authorized by the Company in writing in advance of Consultant incurring the costs, fees or expenses. As to expenses for which the Company will reimburse Consultant as set forth on the Consulting Services Schedule, the Company shall pay or reimburse Consultant for all reasonable and authorized business expenses incurred by Consultant while engaged under this Agreement so long as said expenses have been incurred for and promote the business of the Company and are normally and customarily incurred by consultants performing similar consulting services in the same or similar market. As a condition to reimbursement under this Section 2.2, Consultant shall furnish to the Company adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of each expenditure. Consultant must submit proper documentation for each such expense within thirty (30) days after the date that Consultant incurs such expense, and the Company will reimburse Consultant for all eligible expenses within thirty (30) days thereafter. Consultant acknowledges and agrees that failure to furnish the required documentation may result in the Company denying all or part of the expense for which reimbursement is sought.

2.3
Payments. Payment of approved costs and expenses shall be made on a monthly basis in accordance with the Company’s customary accounts payable practice.

2.4
Reporting. Concurrently with the execution and delivery of this Agreement, the Consultant has provided Company with a completed IRS Form W-9 for Consultant. The Company will provide Consultant with an IRS Form 1099 each year reflecting the payments made to Consultant under this Agreement.

ARTICLE III
CONFIDENTIALITY AND PROPRIETARY RIGHTS

3.1
Confidential Information.

(a)
Consultant acknowledges and agrees that the Company has developed and uses and will develop and use Confidential Information and that Consultant will have access to and will participate in the creation or development of Confidential Information in the performance of the Consulting Services. All Confidential Information shall be and remain the sole property of the Company notwithstanding that Consultant may participate in the creation or development of the Confidential Information. For purposes of this Agreement, the term “Confidential Information” shall mean all Company business methods, techniques, plans, and know-how; budgets, financing and accounting techniques and projections; advertising, proposals, applications, marketing materials and concepts; customer files and other non-public information regarding customers; methods for developing and maintaining business relationships with customers, suppliers, vendors, and partners; customer and prospect lists; procedure manuals; employees and personnel information.

(b)
Consultant shall maintain the confidentiality of the Confidential Information and shall not (i) disclose to any other person or entity Confidential Information in any manner or for any purpose; or (ii) use Confidential Information in any manner or for any purpose which is directly or indirectly in competition with or injurious or adverse to the Company.

(c)
Upon termination of this Agreement for any reason, Consultant will promptly surrender to the Company all copies of Confidential Information in Consultant's possession or under Consultant's control, whether any such Confidential Information was prepared by Consultant or by others.

(d)
The obligations of Consultant under this Section 3.1 shall continue during the term of this Agreement and for a period of three (3) years after termination of this Agreement; provided that in the case of Confidential Information constituting trades secrets, the obligations shall continue for as long as such Confidential Information remains trade secrets.

3.2
Ownership of Intellectual Property.

(a)
(i) All Intellectual Property, whether or not patentable or copyrightable, made, conceived, written, developed or first reduced to practice by Consultant, whether solely or jointly with others, during the period of Consultant's engagement by the Company under this Agreement or prior to the Effective Date and which result from the performance of the Consulting Services or similar services performed for the Company or any predecessor company or business, shall be the sole and exclusive property of the Company. To the extent Consultant may retain any interest in any such Intellectual Property by operation of law or otherwise, Consultant hereby irrevocably assigns and transfers to the Company all of Consultant's entire right, title and interest in and to all such Intellectual Property. All copyrights and copyrightable material shall be deemed works for hire, and the Company shall have all right, title and interest in such material, including all moral rights, and shall be the author thereof for all purposes under applicable copyright laws. For purposes of this Agreement, the term “Intellectual Property” shall mean all inventions, improvements, discoveries, ideas, designs, software, trademarks, trade names, copyrights and copyrightable subject matter, patents, know-how, mask works, programs, documents, data, trade secrets and Confidential Information.

(ii)
Without limiting the generality of the forgoing provisions of this Section 3.2(a), all articles, documents, reports, manuals, programs, software or computer programs and components thereof, and any other deliverables or work products arising from or related to the Consulting Services or similar services or similar services performed for the Company or any predecessor company or business prior to the Effective Date (“Materials”) developed or authored by Consultant for the Company under this Agreement or under the provision of similar services performed for the Company or any predecessor company or business prior to the Effective Date, are to be considered Works Made for Hire as that term is defined in Section 101 of the Copyright Act (17 U.S.C. §101) and are and shall be the sole and exclusive property of the Company. Consultant agrees that any and all proprietary rights to the Materials developed hereunder or prior to the Effective Date, including, but not limited to, patent, copyright, trademark and trade secret rights, to the extent they are available, are the sole and exclusive property of the Company, free from any claim or retention of rights thereto on the part of Consultant or any employee or agent of Consultant, as of the Effective Date of this Agreement.

(b)
To the extent that any Materials or Intellectual Property developed, authored, created or produced under this Agreement or under the provision of similar services performed for the Company or any predecessor company or business prior to the Effective Date may not be considered Works Made for Hire, or to the extent that Section 3.2(a)(i) or Section 3.2(a)(ii), is declared invalid either in substance or purpose, in whole or in part, Consultant hereby assigns and agrees to irrevocably assign, transfer, grant, convey and relinquish exclusively to the Company, any and all of Consultant’s right, title and interest, including ownership of copyright and/or patent rights to any material developed by Consultant under this Agreement or under the provision of similar services performed for the Company or any predecessor company or business prior to the Effective Date without consideration beyond the mutual promises set forth in this Agreement and the payment of fees as provided for by this Agreement. All right, title and interest of every kind and nature, whether now known or unknown, in and to the copyrights, patents, ideas and creations created, written and developed by either Consultant or the Company in the course of providing the Consulting Services under and pursuant to this Agreement or under the provision of similar services performed for the Company or any predecessor company or business prior to the Effective Date, shall be the exclusive property of the Company for any and all purposes and uses, and Consultant shall have no right, title or interest of any kind or nature in or to such material. As part of this Agreement, Consultant agrees to do all things necessary to protect this assignment, including but not limited to, executing an assignment of Consultant’s copyright and/or patent interests in the Material and Intellectual Property created, authored and/or developed pursuant to this Agreement or under the provision of similar services performed for the Company or any predecessor company or business prior to the Effective Date.

(c)
Consultant represents and warrants that all Materials and Intellectual Property produced under this Agreement or under the provision of similar services performed for the Company or any predecessor company or business prior to the Effective Date were and shall be of original authorship by Consultant or that Consultant has the legal right to convey the entire right, title and interest in such Materials and Intellectual Property as is contemplated by this Agreement. Consultant further represents and warrants no other person, firm, corporation or entity has any rights or interest in the Materials and Intellectual Property Consultant submits or has submitted to the Company or under the provision of similar services performed for the Company or any predecessor company or business prior to the Effective Date. Consultant further warrants that its execution and performance of this Agreement, including, but not limited to, the tangible or intangible products produced as a result of it, shall not infringe upon or violate any patent, copyright, trade secret or other proprietary right of any third party and shall not constitute a defamation or invasion of the right of privacy or publicity.

(d)
Consultant hereby appoints the Company, for the period of Consultant's engagement by the Company, and for five years thereafter, as Consultant's attorney-in-fact for the purpose of executing, in Consultant's name and on Consultant's behalf, such instruments or other documents as may be necessary to transfer, confirm and perfect in the Company the rights Consultant has granted to the Company pursuant to this Section 3.2.

(e)
Consultant will assist the Company to obtain for its own benefit patents, copyrights and/or trademarks thereon in any and all jurisdictions as may be designated by the Company, and Consultant will execute when requested, patent, trademark and/or copyright applications and assignments thereof to the Company or persons designated by the Company, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement. Consultant will further assist the Company in every way to enforce any patents, copyrights, trade secrets, and other intellectual property rights of the Company, including, without limitation, testifying in any suit or proceeding involving any of the Intellectual Property or executing any documents deemed necessary by the Company, all without further consideration, but at the expense of the Company.

(f)
The obligations and undertakings stated in this Section 3.2 shall continue beyond the termination of Consultant's engagement by the Company, but if Consultant is called upon to render such assistance after the termination of Consultant's engagement, then Consultant shall be entitled to a reasonable per diem fee in addition to reimbursement of any out-of-pocket expenses incurred at the request of the Company.

3.3
Prohibition on Interference with Relationships. During the term of this Agreement and for a period of one (1) year thereafter, Consultant shall not, directly or indirectly, without the Company's prior written consent, solicit any person or entity having contractual or other business relationships with the Company, including without limitation, any customer or client, lessee, supplier, business partner or independent contractor, for the purpose of having such person or entity terminate or modify such person's or entity's contractual and/or business relationship with the Company, nor shall Consultant interfere with any of such contractual or business relationships.

3.4
Prohibition on Solicitation of Company Employees. During the term of this Agreement and for a one (1)-year period following termination or expiration of this Agreement, Consultant will not directly or indirectly, without the Company's prior written consent, (i) solicit or recruit any of the Company's employees to leave the employ of the Company; or (ii) hire as an employee or engage as an independent contractor, any employee of the Company.

3.5
Covenants Reasonable. The parties hereto agree that the nature and duration of the covenants set forth in this Article III are reasonable under the circumstances. In the event any court or arbitrator determines that the nature of any covenant or the duration of any covenant, or both, are unreasonable and to that extent is unenforceable, the parties agree that such covenant shall remain in full force and effect to the greatest extent and duration as would not render the covenant unenforceable.

3.6
Cooperation and Assistance. Consultant agrees to reasonably assist and cooperate (including, but not limited to, providing information to the Company and/or testifying in a proceeding) in the investigation and handling of any internal investigation, legislative matter, or actual or threatened court action, arbitration, administrative proceeding, or other claim involving any matter that arose during Consultant’s period of employment by the Company or during the Term of this Agreement.  Consultant’s agreement to assist and cooperate shall not affect in any way the content of information or testimony provided by Consultant.

3.7
Right to Injunctive and Equitable Relief. Consultant's obligations under this Article III are of a special and unique character which gives them a special value to the Company. The Company cannot be reasonably or adequately compensated in damages in an action at law in the event Consultant breaches such obligations. Therefore, Consultant expressly agrees that the Company shall be entitled to injunctive and other equitable relief in the event of such breach in addition to any other rights or remedies which the Company may possess at law or in equity. The obligations of Consultant and the rights and remedies of the Company under this Article III are cumulative and in addition to, and not in lieu of, any obligations, rights or remedies created by applicable law, including without limitation, applicable copyright and patent laws and laws relating to misappropriation or theft of trade secrets or confidential information.

ARTICLE IV
GENERAL PROVISIONS

4.1
Notices. Any notice required or permitted under this Agreement will be considered to be effective in the case of (i) certified mail, when sent postage prepaid and addressed to the party for whom it is intended at its address of record, three (3) days after deposit in the mail; (ii) by courier or messenger service, upon receipt by recipient as indicated on the courier's receipt; or (iii) upon receipt of an Electronic Transmission by the party that is the intended recipient of the Electronic Transmission. The record addresses, facsimile numbers of record, and electronic mail addresses of record for the parties are set forth below, for the Company, or on the Consulting Services Schedule, for Consultant and may be changed from time to time by notice from the changing party to the other party pursuant to the provisions of this Section 4.1.

If to the Company:

AutoWeb, Inc.
18872 MacArthur Blvd., Suite 200
Irvine, California 92612-1400
Attention: Legal Department
Facsimile No.: 949.862.1323

If to Consultant: As set forth on the Consulting Services Schedule

For purposes of this Section 4.1, "Electronic Transmission” means a communication (i) delivered by facsimile, telecommunication or electronic mail when directed to the facsimile number of record or electronic mail address of record, respectively, which the intended recipient has provided to the other party for sending notices pursuant to this Agreement and (ii) that creates a record of delivery and receipt that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.

4.2
Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof. Notwithstanding the foregoing, this Agreement is not intended by the parties to supersede, and does not supersede, any prior or contemporaneous agreements or understandings entered into by the parties in connection Consultant’s prior employment with the Company or the termination of such employment, including without limitation that certain Employee Confidentiality Agreement dated as of April 26, 2010 between Company and Consultant, that certain Mutual Agreement To Arbitrate dated April 26, 2010 between Company and Consultant and that certain Confidential Separation and Release Agreement dated as of the Effective Date between Company and Consultant, all of which agreements remain in full force and effect in accordance with their terms.

4.3
Modifications, Amendments, Waivers and Extensions. This Agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived or extensions of time for performance granted, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. No waiver of any default or breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding default or breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

4.4
Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of California applicable to agreements made and to be performed wholly within the State of California.

4.5
Partial Invalidity. Any provision of this Agreement which is found to be invalid or unenforceable by any court in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, and the invalidity or unenforceability of such provision shall not affect the validity or enforceability of the remaining provisions hereof.

4.6
Dispute Resolution, Forum.

(a)
The parties consent to and agree that any dispute or claim arising hereunder shall be submitted to binding arbitration in Orange County, California, and conducted in accordance with the Judicial Arbitration and Mediation Service (“JAMS”) rules of practice then in effect or such other procedures as the parties may agree in writing, and the parties expressly waive any right they may otherwise have to cause any such action or proceeding to be brought or tried elsewhere. The parties hereunder further agree that (i) any request for arbitration shall be made in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen; provided however, that in no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based on such claim, dispute or other matter would be barred by the applicable statue(s) of limitations; (ii) the appointed arbitrator must be a former or retired judge or attorney at law with at least ten (10) years experience in commercial matters; (iii) costs and fees of the arbitrator shall be borne by both parties equally, unless the arbitrator or arbitrators determine otherwise; (iv) depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings; and (v) the award or decision of the arbitrator, which may include equitable relief, shall be final and judgment may be entered on such award in accordance with applicable law in any court having jurisdiction over the matter.

(b)
TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)
The parties acknowledge and agree that money damages may not be a sufficient remedy for a breach of certain provisions of this Agreement, including but not limited to, Article III, and accordingly, a non-breaching party may be entitled to specific performance and injunctive relief as remedies for such violation. Accordingly, notwithstanding the other provisions of this Section 4.6, the parties agree that a non-breaching party may seek relief in a court of competent jurisdiction for the purposes of seeking equitable relief hereunder, and that such remedies shall not be deemed to be exclusive remedies for a violation of the terms of this Agreement but shall be in addition to all other remedies available to the non-breaching party at law or in equity.

(d)
In any action, arbitration or other proceeding by which one party either seeks to enforce its rights under this Agreement or seeks a declaration of any rights or obligations under this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, and subject to Section 4.6(a), reasonable costs and expenses incurred to resolve such dispute and to enforce any final judgment.

(e)
No remedy conferred on either party by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of one or more remedies by a party will not constitute a waiver of the right to pursue other available remedies.

4.7
Interpretation. Titles and headings of sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement. No provision of this Agreement shall be construed in favor of or against any party by reason of the extent to which the party or the party’s counsel participated in the drafting hereof.

4.8
Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any party without the prior written consent of the other party. Any assignment or delegation of rights, duties, or obligations hereunder made without the prior written consent of the other party shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 4.8, the Company may assign or delegate its rights, duties and obligations hereunder to any person or entity controlling, controlled by, or under common control with the Company or any person or entity which acquires substantially all of the business or assets of the Company.

4.9
Successors and Assigns. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective permitted successors and assigns.

4.10
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument. Signatures on this Agreement may be communicated by facsimile or PDF transmission and shall be binding upon the parties transmitting the same.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first written above.

Effective Date: June 9, 2018	Company
AutoWeb, Inc.

	By:	/s/ Glenn E. Fuller
Glenn E. Fuller
EVP, Chief Legal and Administrative Officer and Secretary

“Consultant”

By:	/s/ Kimberly Boren
Kimberly Boren

Exhibit A
Consulting Services Schedule

Consultant Name:
Kimberly Boren

Consultant Contact Information
  for Notice Purposes:
Kimberly Boren

[Personal Residence Information Redacted]

Consulting Services: Consultant will make herself available on an as-needed basis (subject to reasonable notice and at reasonable times not interfering with Consultant’s employment with her new employer), to provide, and will provide, transition support services for the Company’s accounting, banking, financial, governmental reporting, finance, strategic transactions modeling and investor relation functions.

Consulting Time: The Company and Consultant shall agree in advance upon the number of hours to be spent by Consultant in the performance of the Consulting Services, which agreement may be in the form of a “not to exceed” number of hours during weekly or monthly periods or hours specified for individual projects. In no event shall Consultant exceed the agreed upon hours without Company’s prior written approval.

The Company and Consultant shall agree in advance upon the number of hours to be spent by Consultant in the performance of the Consulting Services, which agreement may be in the form of a “not to exceed” number of hours during weekly or monthly periods or hours specified for individual projects. In no event shall Consultant be required or permitted to perform services under this Agreement at a level during any monthly period that is greater than twenty percent (20%) of the average level of service that Consultant performed for the Company during the 36-month period immediately preceding the Termination Date. The parties acknowledge that during the 36-month period immediately preceding the Termination Date, Consultant worked an average of approximately 50 hours per week for the Company.

Consulting Consideration: As consideration for the performance of the commitments and obligations made by Consultant in this Agreement, the Company and Consultant agree as follows:

1.           Stock Options.

(a)           Vesting Any of the stock options to purchase common stock of the Company listed below that were awarded to Consultant during Consultant’s employment by the Company (“Employment Stock Options”) will continue to vest in accordance with their normal vesting schedules set forth in the applicable stock option award agreements during the period commencing on the Employment Termination Date and ending as of the end of the Consulting Term. Any Employment Stock Options that remain unvested at the end of the Consulting Term shall terminate and be cancelled at that time, and in no event shall any Employment Stock Options vest if such Employment Stock Options would have vested after the end of the Consulting Term. Notwithstanding any provisions in the applicable stock option award agreements for the Employment Stock Options to the contrary, the vesting of Employment Stock Options shall not be accelerated if any acceleration event provided for in the applicable stock option award agreements occurs during the Consulting Term; provided, however, that if the acceleration event is a change in control (as defined for purposes of the stock option award agreements) of the Company, then the vesting of any unvested Employment Stock Options shall be accelerated to the extent and as provided in the applicable stock option award agreements. In no event shall any Employee Stock Options vest (whether in accordance with their normal vesting schedule or by reason of the limited acceleration of vesting set forth above) after the original expiration dates of the Employee Stock Options set forth in the applicable stock option award agreements for the Employment Stock Options.

(b)           Post-Termination of Employment Exercise Periods. Any post-employment termination exercise periods for Employment Stock Options that are vested as of the end of the Consulting Term shall be tolled during the Consulting Term and shall not commence running until the end of the Consulting Term; provided, however, that in no event will the post-termination exercise periods extend beyond the original expiration dates of the Employee Stock Options set forth in the applicable stock option award agreements for such Employee Stock Options.

(c)           Amendments to Award Agreements. The applicable provisions of the stock option award agreements for the Employee Stock Options are hereby amended to implement the vesting continuation and limited vesting acceleration set forth in clause (a) of this paragraph 1 and the tolling of the post-termination exercise periods set forth in clause (b) of this paragraph 1.

Plan Name	Grant Date	Grant Price	Original Options Granted	Options Vested as of Employment Termination Date	Options Unvested as of Employment Termination Date	Original Post- Termination of Employment Exercise Window	Original Expiration Date
12/7/11 NQ $0.76 10IP	12/7/2011	$3.80	10,000	10,000 Covered under Rule 10b5-1 Plan	0	May exercise vested options for a period of 90 days	12/7/2018
04/26/2010 NQ $0.79 06IP	4/26/2010	$3.95	5,000	5,000	0	May exercise vested options for a period of 90 days	4/23/2020
1/10/12 NQ $0.78 10IP Performance	1/10/2012	$3.90	12,340	12,340	0	May exercise vested options for a period of 90 days	1/10/2019
1/24/13 NQ $4.00 10IP Performance	1/24/2013	$4.00	6,875	6,875	0	May exercise vested options for a period of 90 days	1/24/2020
3/17/14 NQ $14.32 10IP	3/17/2014	$14.32	7,400	7,400	0	May exercise vested options for a period of 90 days	3/17/2021
1/21/15 NQ $9.10 2014IP	1/21/2015	$9.10	20,000	20,000	0	May exercise vested options for a period of 90 days	1/21/2022
1/23/15 NQ $10.20 2014IP	1/23/2015	$10.20	15,000	15,000	0	May exercise vested options for a period of 90 days	1/23/2022
5/18/15 NQ $13.22 2014IP	5/18/2015	$13.22	6,000	5,668	332	May exercise vested options for a period of 90 days	5/18/2022
7/15/16 NQ $14.41 2014 AR IP	7/15/2016	$14.41	30,000	16,672	13,328	May exercise vested options for a period of 90 days	7/15/2023
01/26/17 NQ $13.81 2014 AR IP	1/26/2017	$13.81	20,000	7,790	12,210	May exercise vested options for a period of 90 days	1/26/2024

2.           Restricted Shares.

(a)           Lapsing of Forfeiture Restrictions. Consultant was awarded 40,000 shares of restricted stock on September 27, 2017 (“Restricted Shares”). The forfeiture restrictions set forth in the award agreement for the Restricted Shares lapse as to one-third (1/3rd) of the Restricted Shares each anniversary of the award date over three years. The forfeiture restrictions will continue to lapse in accordance with their normal lapse schedule set forth in the restricted stock award agreement for the Restricted Shares during the Consulting Term, such that, provided this Agreement has not been terminated by either party in accordance with Section 1.2 prior to September 27, 2018, the forfeiture restrictions on the first one-third (1/3rd) of the Restricted Shares (13,333 shares) shall lapse as of September 27, 2018, and all other Restricted Shares shall terminate and be cancelled as of the end of the Consulting Term, absent any acceleration of the lapsing of the forfeiture restrictions as provided in clause (b) below prior to the end of the Consulting Term. In no event shall the forfeiture restrictions for any Restricted Shares lapse after the end of the Consulting Term, and all Restricted Shares that remain subject to forfeiture restrictions as of the end of the Consulting Term shall be terminated and cancelled as of the end of the Consulting Term.

(b)           Acceleration of Lapsing. Notwithstanding any provisions in the Restricted Shares award agreement to the contrary, the lapsing of the forfeiture restrictions for the Restricted Shares shall not be accelerated if any acceleration event provided for in the Restricted Shares award agreement occurs during the Consulting Term; provided, however, that if the acceleration event is a change in control (as defined for purposes of the Restricted Shares award agreement) of the Company, then the lapsing of the forfeiture restrictions shall be accelerated for any Restricted Shares that are at the time still subject to forfeiture restrictions to the extent and as provided in the Restricted Shares award agreement.

(c)           Amendment to Restricted Shares Award Agreement. The applicable provisions of the Restricted Shares award agreement are hereby amended to implement the forfeiture restrictions lapsing continuation set forth in clause (a) of this paragraph 2 and the limited acceleration of the forfeiture lapsing provisions set forth in clause (b) of this paragraph 2.

Consultant acknowledges that Consultant shall continue to be governed by and subject to the Company’s Securities Trading Policy during the Consulting Term.

Company Equipment and Use and Access to Company Systems

During the Term, the Company, in its discretion, may make available to Consultant a Company-standard laptop computer for use in providing the Consulting Services, and the availability and use of the Company laptop computer is not a condition or requirement for Consultant’s performance of the Consulting Services. All such Company equipment shall be returned to the Company at the end of the Consulting Term or at any time prior to the end of the Consulting Terms upon request by the Company. Consultant agrees that Consultant will comply with all Company policies and procedures regarding the use of Company equipment and systems as if Consultant were employed by the Company.